NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                            FOR IMMEDIATE RELEASE

                                                                                            October 21, 2008

NORFOLK SOUTHERN REPORTS RECORD THIRD-QUARTER 2008 RESULTS

For third-quarter 2008 vs. third-quarter 2007:

      Railway operating revenues increased 23 percent to a record $2.9 billion.

      Income from operations increased 31 percent to a record $894 million.

      Net income increased 35 percent to a record $520 million.

      Diluted earnings per share rose 41 percent to a record $1.37.

      The railway operating ratio improved by 2 percentage points to a record 69.1  percent.

  NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) reported third-quarter 2008 net income of $520 million, or $1.37 per diluted share, compared with $386 million, or $0.97 per diluted share, for the same period of 2007. Third-quarter income from railway operations increased 31 percent to a record $894 million.

  "Our third quarter performance again demonstrates the strength of our diversified traffic base.  We are also continuing to provide the high-quality service our customers require in this difficult economic environment," said Norfolk Southern CEO Wick Moorman.

  Third-quarter railway operating revenues were $2.9 billion, up 23 percent compared with the same period a year earlier. Continued weakness in the automotive and housing-related industries, mostly offset by strength in coal shipments, contributed to a one percent reduction in traffic volume compared with the third quarter of 2007.

  General merchandise revenues were $1.5 billion, an increase of 13 percent compared with the same period last year, despite a 6 percent decline in volume.

  Coal revenues climbed 52 percent to $876 million in the quarter compared with the same period of 2007. Traffic volume increased by 23,548 carloads, or 6 percent, and set a record for the number of tons shipped in a quarter.

  Despite flat volumes, intermodal revenues were $560 million, up 16 percent compared with the same period of 2007.

  Railway operating expenses were $2.0 billion for the quarter, a 20 percent increase compared with the third quarter of 2007.

  The railway operating ratio for the quarter improved by 2 percentage points to a record 69.1 percent, compared with 71.1 percent in 2007.

  Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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  Norfolk Southern contacts:

  (Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

  (Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

  Operating Subsidiary: Norfolk Southern Railway Company                                           World Wide Web Site: www.nscorp.com